AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON NOVEMBER 15, 2001

                             REGISTRATION 333-53024

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  VSOURCE, INC.
               (Exact name of registrant as specified in charter)

              DELAWARE                              77-0557617
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
     incorporation or organization)

                         5740 RALSTON STREET, SUITE 110
                           VENTURA, CALIFORNIA  93003
                                 (805) 677-6720
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               SANDFORD T. WADDELL
                             CHIEF FINANCIAL OFFICER
                                  VSOURCE, INC.
                         5740 RALSTON STREET, SUITE 110
                           VENTURA, CALIFORNIA  93003
                                 (805) 677-6720
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:

                            JOHN J. GIOVANNONE, ESQ.
                             McDERMOTT, WILL & EMERY
                       18191 VON KARMAN AVENUE, 5TH FLOOR
                         IRVINE, CALIFORNIA  92612-0187
                                 (949) 851-0633

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and from time to time thereafter.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box.   [ ]

CALCULATION OF REGISTRATION FEE
======================================================================
                               PROPOSED
TITLE OF EACH                  MAXIMUM
  CLASS OF          AMOUNT     OFFERING      AGGREGATE     AMOUNT OF
SECURITIES TO       TO BE      PRICE PER     OFFERING    REGISTRATION
BE REGISTERED     REGISTERED   SHARE (1)     PRICE (1)       FEE
---------------   ----------   ---------   -----------   -------------
Common Stock,     8,273,205    $   0.24    $ 1,985,569   $1,365.21 (3)
$0.01 par value   shares (2)
======================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices reported in the consolidated reporting system as of November 14, 2001.

(2) Includes (i) the number of shares issued upon conversation of the Series 2-A Preferred Stock and (ii) 1, 132,518 shares issuable upon exercise of certain purchase warrants. Number has been increased from that in original SB-2 Registration Statement pursuant to Rule 416.

(3)  Previously paid.  No  additional  registration fees payable under Rule 416.

The registrant hereby amends this registration statement amendment on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement amendment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                   PROSPECTUS

                            DATED NOVEMBER 15, 2001

                                  VSOURCE, INC.

                 8,273,205 SHARES COMMON STOCK, $0.01 PAR VALUE

   SEE A DISCUSSION OF "RISK FACTORS" ASSOCIATED WITH THIS OFFERING ON PAGE 4.

8,273,205 shares of Common Stock, with $0.01 par value, of Vsource, Inc., a Delaware corporation ("us," "we" or "our"), are being offered for resale by certain of our security holders (the "Registering Shareholders"). The Shares being registered are issuable upon the conversion of Series 2-A Convertible Preferred Stock or upon the exercise of warrants to purchase Common Stock. We will not receive any of the proceeds from the sale of the Shares offered hereunder by the Registering Shareholders. The offering is made to fulfill our contractual obligations to the Registering Shareholders to register certain shares held by the Registering Shareholders.

Our  Common  Stock  is  listed  on  the  Nasdaq National Market under the symbol
"VSRC." The last reported trade on November 9, 2001 on the Nasdaq National Market was for $0.27 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY INFORMATION AND RISK FACTORS . . . . . . . . . . . . . . . . . . . .   1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . .   3

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SELLING SECURITY HOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .  17

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

DESCRIPTION OF SECURITIES TO BE REGISTERED . . . . . . . . . . . . . . . . .  25

MATERIAL CHANGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . . .  27

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . .  28

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
     SECURITIES ACT LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .  29

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. . . . . . . . . . . .  29

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . . . . . . . .  29

ITEM 16.  EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ITEM 17.  UNDERTAKINGS . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

INDEX TO EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                      SUMMARY INFORMATION AND RISK FACTORS

                                  VSOURCE, INC.
                        8,273,205 SHARES OF COMMON STOCK

     The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

     This Prospectus covers 8,273,205 shares of Common Stock, with $0.01 par value, of Vsource, Inc. offered for resale by certain of our security holders (the "Registering Shareholders") as described more fully herein. All references herein to us, Vsource, Inc. or the Registrant may be to our predecessor due to our reincorporation in Delaware on November 8, 2000.

     This Prospectus covers all of the shares of Common Stock issuable upon the conversion of the Series 2-A Convertible Preferred Stock (the "Series 2-A Preferred") issued to the investors listed herein under "Registering
Shareholders" pursuant to an August 28, 2000 and September 18, 2000 private placement and the exercise of related warrants. This Prospectus also covers shares of Common Stock issued and issuable upon the exercise of warrants issued to certain of our consultants and service providers listed herein under "Registering Shareholders."

     The Shares may be offered by the Registering Shareholders from time to time in transactions (which may include block transactions) in the Nasdaq National Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Registering Shareholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Registering Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). We have agreed to bear all expenses of registration of the Shares, but all selling and other expenses incurred by the Registering Shareholders will be borne by the Registering Shareholders.

     The Registering Shareholders and any broker-dealers, agents or underwriters that participate with the Registering Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commission paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registering Shareholders" and "Plan of Distribution."

     We are a leading provider of business process outsourcing and distribution services to companies, including Fortune 500 and Global 500 companies, operating across multiple markets in the Asia-Pacific region. We offer sophisticated outsourcing systems and solutions, along with supporting professional services and technologies, to enable our clients to outsource key non-core administrative, sales and distribution functions. We help our clients to minimize the costs and complexities of doing business in Asia-Pacific across the multiplicity of cultural and regulatory factors that exist in these markets.

     Our  suite  of  services  comprises:

     - business process outsourcing (or "BPO") services including customer relationship management, financial and payroll services, supply chain management, field services, globalization services and proprietary transaction solutions for public and private exchange to support our clients as they move to outsourcing; and

     - distribution services including services such as sales, marketing, market research and operations to support the sale of our clients' products and services.

     We deliver our services to support our clients' operations in most of the major markets across the Asia-Pacific region, including Hong Kong, Malaysia, Singapore, Japan, China, Australia, New Zealand, Korea, and the Philippines from a single shared services operating center in Kuala Lumpur, Malaysia (the "The Company Customer Center" or "VCC").

     As of October 31, 2001 we had 156 employees working from our offices in California, the VCC in Malaysia and offices in Hong Kong, Singapore and Japan. Our clients include Gateway, AIG, EMC, Network Appliance, Cosine Communications, Credit Suisse First Boston, HSBC Investment Bank Asia, Miller Freeman and other Fortune 500/Global 2000 companies.

     We were originally incorporated in Nevada in 1980. We reincorporated as a Delaware corporation in November 2000. On June 22, 2001, we acquired substantially all of the assets of NetCel360 Holdings Limited ("NetCel360"), a provider of BPO and distribution services based in Asia. At the closing of the acquisition, we issued 2,774,213 shares of our Common Stock to NetCel360. Subject to the satisfaction of the indemnification provisions of the acquisition agreement with NetCel360, we will issue an additional 935,486 shares to NetCel360 on December 22, 2001. We also assumed approximately $3.7 million of bridge financing secured by assets which we acquired from NetCel360.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Common Stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements.

     Our business, financial condition and results of operations may be impacted by a number of factors including, without limitation, the factors discussed below.

Our  business is still in the development stage, and to successfully develop and
--------------------------------------------------------------------------------
grow  our  BPO  and  distribution  services,  we  must complete various actions.
-------------------------------------------------------------------------------

     Our business is still in the development stage. Some of the services within a particular category of our suite of services may still be in development, and we do not yet have the capability to provide our planned services in all of our targeted Asia-Pacific markets. We must continue to grow and refine our businesses and identify vendors and partners that will enhance our ability to deliver our services.

To  date,  we  have  realized  revenues  that  are  significantly  less than our
--------------------------------------------------------------------------------
expenses, have had losses since inception and expect our losses to continue, and
--------------------------------------------------------------------------------
there  can  be  no  assurance  that  we  will  achieve  profitability.
---------------------------------------------------------------------

     To date, our revenues have been significantly less than our expenses, and we expect to continue spending to:

     -    maintain  and  enhance  our  network  and  technology  infrastructure;

     - further develop and grow our services and broaden our service capabilities;

     - expand our general administrative operations and hire additional qualified personnel;

     -    increase  and  expand  our  sales  and  marketing  activities;

     -    expand  our  business  through  acquisitions  and  alliances;  and

     -    expand  our  operations  in  Asia-Pacific.

     In addition, we have recognized only a small amount of revenue from the Internet version of our prior product, Virtual Source Network ("VSN"), and very limited revenue from the LiquidMarketplace(TM) product acquired in January 2001. In March 2001, we announced our decision to stop marketing our VSN product; and in July 2001, we decided to discontinue marketing of the LiquidMarketplaceTM products. There is no assurance that we will achieve positive cash flow and operating profitability within the limits of our available capital.

     Accordingly, we expect to continue to incur significant losses and experience negative cash flows in the foreseeable future. We will need to generate significant revenues to achieve profitability. In our current business model, we have never been profitable and we may not, under our current business model, be able to become profitable or to sustain profitability. As of July 31, 2001, we had recorded substantial operating losses and had an accumulated deficit of approximately $65.6 million.

We  may  not  be  able  to  obtain  sufficient  funds  to  meet  our  operating
-------------------------------------------------------------------------------
requirements.
------------

     Our major source of funds from the date of inception through October 31, 2001, has been from sale of equity and debt securities. Our principal sources of cash and cash equivalents for the nine months ended October 31, 2001, other than from investor funds, were from funds received from approximately $1.1 million of revenues related primarily to the resale of Gateway products; however, we also incurred substantial expenses. As of November 1, 2001, we have terminated all of our reseller arrangements with Gateway and will no longer be selling Gateway products in Hong Kong and Singapore (see "We may generate a substantial part of
                                           -------------------------------------
our  revenues  from  one  client").
--------------------------------

     As of October 31, 2001, we had cash balances of approximately $414,000, not including $4,000,000 of cash on deposit in support of a letter of credit, which will be used to satisfy any outstanding payables due to Gateway under the Reseller Agreement or to repay holders of our Series B Exchangeable Notes once the letter of credit has been terminated.

     We have implemented cash conservation measures. Subsequent to October 31, 2001, we received an advance payment from Gateway in connection with our engagement as Gateway's exclusive provider of warranty support services for their products in the Asia-Pacific region. We believe these funds will provide operating capital until a rights offering to shareholders or fund raising from third party investors can be implemented in late 2001 or early 2002. There is, however, no assurance that we can raise significant additional capital in a rights offering to shareholders or in other fundraising efforts from third party investors.

Because  we  are  an  early  stage  company, even if we successfully develop and
--------------------------------------------------------------------------------
launch  our  services,  our  ability  to successfully and profitably operate our
--------------------------------------------------------------------------------
business  involves  various  additional  risks.
----------------------------------------------

     As an early stage company, our rate of growth and change is unpredictable, as is the nature of this change. We will encounter the risks and difficulties often encountered by early stage companies in new and rapidly evolving markets. These risks and uncertainties apply particularly to our markets in the Asia-Pacific region, which are particularly subject to rapid change. Moreover, the market for outsourced services, particularly on a pan-Asian basis, is new and also subject to rapid change. These risks include:

     - not being able to attract, develop and maintain clients for our services;

     - not being able to successfully develop, grow, expand and improve our services;

     - our business model not being capable of generating adequate revenue on a sustained basis;

     - not being able to attract sufficiently large client accounts in order to achieve the necessary economies of scale;

     - not being able to develop and maintain relationships with our vendors or other third parties;

     - not being able to utilize our relationships and the services provided by our vendors or strategic partners;

     - rapid technological change in our industry adversely affecting market acceptance of some or all of our services;

     - the need to make additional acquisitions of or investments in, or enter into arrangements with, third parties in order to grow, enhance and expand our services;

     -    not  being  able  to  respond  effectively  to  competitive pressures;


     - not being able to develop and upgrade our technology or to expand our systems to handle increased demand, resulting in slower response times and other difficulties in providing services to our clients; and

     -    not  being  able  to attract, retain and motivate qualified personnel.


     If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be materially and adversely affected.

Long  sale  cycles  for  our  services  could  cause  delays  in revenue growth.
-------------------------------------------------------------------------------

     Our sales cycles for our BPO and distribution services may take many months to complete and may vary from contract to contract. Lengthy sales cycles could cause delays in revenue growth, and result in significant fluctuations in our quarterly operating results. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the internal decision making process of the potential customer and the level of competition that we encounter in our selling activities. Additionally, since the market for BPO services in Asia is relatively new, we believe that we will have to educate many potential customers about the use and benefits of our products and services, which can in turn prolong the sales process.

Complex  implementation  and integration of our services and products may impede
--------------------------------------------------------------------------------
market  penetration.
-------------------

     The installation and implementation of some of our services and products, including integration with a client's systems currently in use, can be a complex, time consuming and expensive process. We anticipate that some of our clients will be mid-sized or larger organizations that will require that our products undergo substantial customization to meet their needs. These clients will also likely require that our products be integrated with existing internal legacy systems. We estimate that the installation and integration process may take from one to two months, or longer in some cases, depending on the size of the client, the complexity of its operations, the configurations of its current computer systems, and other systems projects that compete for the time and attention of the Information Technology departments of the clients. We also expect that most integration projects in larger companies will involve various integrators as outside systems consultants to the client. Our ability to continually enhance the features of our services and products, in response to clients' widely differing needs, is yet to be proven. As a result, our services and products may not achieve significant market penetration in the near future, or ever.

We  expect  to  generate  a  substantial  part  of our revenues from one client.
-------------------------------------------------------------------------------

     Because our revenues are small, any one client could generate a substantial part of our revenues. We would then be vulnerable to any ability of that client to terminate its agreement with us or the inability of that client to satisfy its obligations to us.

     From July 1, 2001 to October 31, 2001, we derived a substantial majority of our revenues from our relationship with one client, Gateway Manufacturing, Inc. Following Gateway's announcement on August 28, 2001, that it was immediately closing all of its company-owned operations in Malaysia, Singapore and other countries in the Asia-Pacific region, we ceased sales of Gateway products in Hong Kong and Singapore shortly thereafter and terminated our reseller agreement with Gateway on November 1, 2001. Accordingly, our revenues in the quarter ended October 31, 2001 were materially and adversely affected, and we incurred expenses in terminating our Gateway reseller operations. We expect to continue to derive a substantial portion of our revenue, at least in the near term, from the warranty support services contract we have entered into with Gateway.

We  expect  that  our  quarterly  revenues  and operating results will fluctuate
--------------------------------------------------------------------------------
significantly  due to many factors, many of which are outside our control.  Such
--------------------------------------------------------------------------------
factors  include:
-----------------

     -    seasonal  variations  in  the  demand  for  our products and services;

     - intense and increased competition, particularly with respect to pricing;

     -    product  supply  constraints;

     - the introduction of new products and services offering improved features and functionality (by us and our competitors);

     -    changes  in  the  level  of  operating  expenses;

     -    demand  for  and  market  acceptance  of  services  and  products;

     -    inconsistent  growth,  if  any,  of  our  client  base;

     -    loss  of  key  customers  or  strategic  partners;

     -    timing  of  the  recognition  of  revenue  for  large  contracts;

     -    interest  rate  fluctuations;  and

     -    general  economic  conditions.

Our  revenues  and operating results are difficult to predict and may be subject
--------------------------------------------------------------------------------
to  significant  fluctuations.
-----------------------------

     Revenues derived from distribution clients will be closely tied to the economic cycles relating to such clients' underlying business, as well as the state of the economy in the markets in which such clients' products are sold.

     We expect to derive our BPO revenues in large part from transaction-based fees for the BPO services we provide. The use of each BPO service and the number of transactions effected by our clients will vary in volume, scope and duration. In addition, some of our BPO client contracts provide that the contracts can be terminated by such clients on relatively short notice without cause. As a result, our revenues may not be recurring from period to period, which makes them more difficult to predict.

     We believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Due to these and other factors, it is likely that our operating results will be below market analysts' expectations in some future quarters, which would cause the market price of our stock to decline.

Risks  Related  to  Economic  Disruptions.
------------------------------------------

     As a provider of BPO and distribution services, the Company's business is dependent upon the underlying businesses of its clients. The September 11, 2001 terrorist attack on the United States appears to have slowed economic recovery not only in the United States but in the Asia-Pacific region as well. We are unable to fully assess the impact such events have had upon our clients and prospective clients. Further events of the magnitude of those of September 11 could significantly slow economic growth in the Asia-Pacific region and adversely affect the businesses of our clients, thereby reducing their need or desire for our services. A significant disruption of telecommunications, transportation, mail and other infrastructure could make it difficult and more expensive for us to service our customers in a timely fashion or at all, and for our vendors and service providers to render goods and services to us. Such a disruption might also result in delays in receiving payments from clients. Volatility and uncertainty in the world's stock markets brought about by terrorist and other disruptive events could also impair our ability to raise capital.

Our  transaction-based service contracts with our clients contain pricing risks.
--------------------------------------------------------------------------------

     Generally, our contracts with our clients for our transaction-based services are for long term periods. We charge and bill for each of our transaction-based services on a fixed and transactional basis. If we underestimate the costs and resources needed to provide these services or if our service providers increase their charges to us, we could incur losses on our transaction-based service contracts which would have a material adverse effect on our business, financial condition and results of operations.

We  are  dependent  on  a  number  of  vendors  and  service  providers.
-----------------------------------------------------------------------

     We are dependent on vendors and service providers in delivering our services. In particular, our warranty support services for Gateway rely on arrangements with independent field service providers, warehouse providers and shipping companies. The termination or disruption of our arrangements with one or more of these vendors could have a material adverse effect on our business, financial condition or results of operation.

Difficulties  in  implementing  the  acquisition  of  NetCel360 could materially
--------------------------------------------------------------------------------
affect  our  business,  financial  condition  and  results  of  operations.
--------------------------------------------------------------------------

     On June 22, 2001, we completed our acquisition of substantially all of the assets of NetCel360. The acquisition increased the number of employees from 13 to over 150, added new offices and facilities and significantly expanded our geographic focus. This growth and the integration process has placed and will continue to place a significant strain and demand on our managerial, operational and financial resources. Moreover, members of our senior management may be required to devote considerable amounts of time to this growth and integration process, which will decrease the time they will have to service current clients, attract new clients and develop new services and products.

We  face risks associated with acquisitions, investments, strategic partnerships
--------------------------------------------------------------------------------
or  other  ventures.
-------------------

     As part of our overall business strategy, we may pursue strategic acquisitions or investments as appropriate opportunities arise. Such acquisitions or investments would be in businesses, products or technologies that would provide, supplement or complement our services, and/or provide additional industry expertise, a broader client base or an expanded geographic presence. We may not be successful in identifying suitable acquisition, investment or strategic partnership candidates. Even if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or on a timely basis, or at all. We may incur indebtedness or issue equity securities to pay for any acquisition or investment which could have a dilutive effect on existing shareholders. Such acquisitions and investments involve other risks, such as:

     - the diversion of our management's attention and other resources from other business concerns;

     - expenses, delays and difficulties in assimilating and integrating the operations, technologies, products and personnel of the acquired company;

     - not realizing the anticipated benefits of any acquisition or investment;

     -    paying  more  than  the  acquired  company  or  investment  is  worth;

     - the impact on our financial condition due to the timing of the acquisition or investment;

     - the expenses of amortizing the acquired company's intangible assets and goodwill; and

     -    the  potential  for  claims  asserted  against  the acquired business.

     If any of these risks are realized, our business, financial condition and results of operations could be materially adversely affected.

We  may  not  be  able  to  compete  effectively  against  our  competitors.
---------------------------------------------------------------------------

     We operate in a highly competitive environment. In particular, increasing numbers of companies are entering the BPO industry in the Asia-Pacific region. This industry is relatively new and, as it develops, our competitors may better position themselves to compete in our lines of business and markets. We face competition from local, regional and global companies that:

     - specialize in one or more of the services included in the suite of services we offer our clients;

     - are expanding their services beyond those they have traditionally offered; and

     -    are  increasing  their  activities  in  our  markets.

     These competitors may have greater resources or more advanced technology than we do. Other competitors may emerge in the future with significantly greater financial, technical and marketing resources than we have. These competitors may be in a better position than us to develop current and future services, expand market share and to offer services and products that provide significant performance, price, creative or other advantages over those offered by us.

The  barriers  to  enter  our  business  are  low.
-------------------------------------------------

     There are relatively low barriers to entry into our line of business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop and patent or copyright proprietary technologies that are superior or substantially similar to our technologies. The costs to develop and provide BPO and distribution services are relatively low.

We  depend  on  our  key senior management and executive officers to execute our
--------------------------------------------------------------------------------
business  strategy  and  could  be  harmed  by  the  loss  of  their  services.
------------------------------------------------------------------------------

     We believe that successful management and the ability to execute our services will be critical in the success of our business. Therefore, our success depends in large part upon the continued efforts, service and performance of our senior management team and executive officers, and in particular of the following key management executives:

     -    Phillip  Kelly,  our  Co-Chairman  and  CEO;

     -    Dennis  Smith,  our  Vice  Chairman  and Chief Strategy Officer (CSO);

     -    John  Cantillon,  our  Chief  Operating  Officer;  and.

     We depend on their services because each one of these executives has experience and in-depth knowledge regarding the development, needs, special opportunities, and challenges of our business, and the BPO and distribution environment and activities in our targeted markets. We have employment agreements with these key executives as well with all of our other non-executive officers and employees. The loss of the services of any of these executive officers or any of our key management, sales or technical personnel could have a material adverse effect on our business, financial condition and results of operations.

Our  failure  to adequately protect our intellectual property rights or maintain
--------------------------------------------------------------------------------
our  rights  to use third party intellectual property could adversely affect our
--------------------------------------------------------------------------------
business.
--------

     We believe our success depends, in part, on protecting our proprietary intellectual property and other intellectual property rights. We have not received patent protections for our intellectual property and rely primarily on copyright and trade secret protection. Our efforts to protect our proprietary rights may not be effective to prevent unauthorized parties from copying or otherwise obtaining and using our technology. Monitoring unauthorized use of our technology or products is difficult and costly, and we cannot be certain that the steps we take will effectively prevent misappropriation of our technology. There can be no assurance that we will be able to prevent infringement of our intellectual property. A failure to protect our intellectual property against unauthorized use by others could have a material adverse effect on our business, financial condition and results of operations.

     Portions of our business are substantially dependent upon technology that we license from third parties. In particular, we rely upon third-party technologies and software for our BPO services, such as financial and payroll services, customer relationship management and supply chain management. We also expect to need new licenses in the future as our business grows, the existing products we license become obsolete, and technology evolves. We cannot be sure that we will be able to obtain necessary licenses on commercially reasonable terms, or at all, which could result in a material adverse effect on our business, financial condition and results of operations.

     Third parties may claim that our technology or services, including those which we have licensed from a third-party supplier, infringe their proprietary rights. Although in most cases we are indemnified by our licensor in the event of a claim of intellectual property infringement by a third-party, any infringement claims, even if without merit, can be time-consuming and expensive to defend. They may divert our management's attention and resources and could cause service implementation delays. In the event of a successful claim of infringement and the failure or inability of either us or our licensor to develop non-infringing technology or license the infringed or similar technology on a timely or commercially favorable basis, our business, financial condition and results of operations could be materially adversely affected.

We  are  dependent  upon  and  subject  to  risks  related  to  the  Internet.
-----------------------------------------------------------------------------

     The use of our services and ASP-based products depends on the increased acceptance and use of the Internet as a medium of commerce and communication. While management believes that acceptance and use of the Internet will continue to increase at rapid rates, there can be no assurances that such increase will continue to develop, or that use of the Internet as a means of conducting business will continue or increase. If growth in the use of the Internet does not continue, clients may not adopt or use these new Internet technologies at the rates or for the purposes management has assumed. This could, in turn, adversely impact us and the results of our business operations. Further, even if acceptance and use of the Internet does increase rapidly, but the technology underlying the Internet and other necessary technology and related infrastructure does not effectively support that growth, our future would be negatively impacted.

System  failures  and capacity constraints could result in a reduction of demand
--------------------------------------------------------------------------------
for  our  services.
------------------

     Our ability to provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our hardware, software and network infrastructure. Inadequacies in the performance and reliability of our information systems could result in interruptions in the availability of some or all of our services, lower the volume of transactions or increase response times for effecting a transaction. This could lead to client dissatisfaction, loss of clients and damage to our reputation, which could materially adversely affect our business, financial condition and results of operations.

Our  systems  and  operations  may be vulnerable to damage or interruption from:

     - power loss, telecommunications or network failures, operator negligence, improper operation by employees, physical break-ins and other similar events;

     -    unauthorized  access  or  electronic  break-ins,  or  "hacking";  and

     -    computer  viruses.

Breaches  of  our security systems could have a materially adverse impact on our
--------------------------------------------------------------------------------
business  and  operations.
-------------------------

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems and client data stored in our information systems. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the willingness of clients to entrust their data to a third party outsourced service provider. Anyone who circumvents our security measures could misappropriate our exclusive information or cause interruptions in services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could theoretically be introduced into our systems, or those of our clients or vendors, which could disrupt our products or services, or make our systems inaccessible to clients or vendors. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of exclusive information, such as personal data and credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business could be seriously impacted if they are not prevented.

We  have  an  incomplete  disaster  recovery  plan.
--------------------------------------------------

     A significant portion of our information systems are located in the VCC in Kuala Lumpur. We do not maintain a redundant site, although we are currently planning to do so. We are currently assessing a disaster recovery plan. Until the plan is completed, there are risks of localized telecommunications, Internet and systems failure.

Volatility  in  social,  political  and  economic conditions in the Asia-Pacific
--------------------------------------------------------------------------------
region  may  adversely  affect  our  business.
---------------------------------------------

     We derive and expect to continue to derive substantially all of our revenues from services conducted in or relating to the Asia-Pacific region.
Volatility in social, political and economic conditions in the region may interrupt, limit or otherwise affect our operations and services by affecting our physical operations, creating uncertainty regarding our operating climate and adversely affecting our ability to provide services.

     A downturn in general economic conditions in the Asia-Pacific region could materially adversely affect our business, financial condition and results of operations. Beginning in mid-1997, many countries in the region experienced significant economic problems. Recently, the economies in those countries have experienced some degrees of recovery, although there are now signs that growth rates are declining or turning negative. We cannot assure you that the current economic conditions in any of these countries can or will be sustained or that economic growth will continue.

We  may  become  subject  to  burdensome  government  regulations  and  legal
-----------------------------------------------------------------------------
uncertainties,  and  to  claims  involving  foreign  laws  and  regulations.
---------------------------------------------------------------------------

     We currently have employees, facilities and business operations established in Hong Kong, Singapore, Malaysia, Japan and the United States. We also anticipate having employees, facilities and operations in other countries and territories in the Asia-Pacific region, and offering services in numerous countries in the region regardless of whether we have a physical presence in such countries. As a result we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims from private parties or foreign government agencies based in foreign jurisdictions for violations of their laws. International litigation is often expensive, time consuming and distracting. These claims could be particularly disruptive to our business.

     In addition, laws in these jurisdictions may be changed or new laws may be enacted in the future. Uncertainty and new laws and regulations in these jurisdictions could prevent or limit our ability to operate in certain of our markets, increase our costs of doing business and prevent us from providing our e-business services. Any restrictions could have a material adverse effect on our business, financial condition and results of operations. In addition, there are risks inherent in conducting business in multiple jurisdictions and internationally. These include:

     -    unexpected  changes  in  regulatory  requirements;

     -    challenges  in  staffing  and  managing  foreign  operations;

     -    differing  technological  standards;

     -    currency  fluctuations;

     -    employment  laws  and  practices  in  different  countries;

     -    imposition  of  currency  exchange  controls;  and

     -    potentially  adverse  tax  consequences.

     In addition, there can be no assurance that new laws and regulations, or interpretations of existing laws and regulations, will not restrict our ability to provide our services in the countries in which we operate or into which we intend to offer our services. Any such restrictions could have a material adverse effect on our business, financial condition and results of operations.

Currency  fluctuations  could decrease our revenue or increase costs relative to
--------------------------------------------------------------------------------
our  revenue.
------------

     Historically, most of our revenue has been earned in U.S. dollars and significant portions of our expenses and liabilities have been denominated in local foreign currencies. As a result, we will be subject to the effects of exchange rate fluctuations with respect to any of these currencies. We do not currently engage in currency hedging activities. Some of the countries or territories in which we currently operate or may operate in the future impose exchange controls. As a result, we may not be able to freely convert the relevant local currencies in the countries and territories in the Asia-Pacific region into U.S. dollars or freely convert U.S. dollars into the relevant local currencies in the countries and territories in the Asia-Pacific region. Any substantial currency fluctuation could adversely affect our business, financial condition and results of operations.

Our  corporate  charter  contains  anti-takeover  provisions.
------------------------------------------------------------

     In connection with our reincorporation in Delaware, we increased the number of shares of common stock authorized for issuance to 100,000,000. Proposals are currently before the stockholders which would increase the number to as many as 500,000,000 or a smaller amount of authorized common stock combined with a reverse split of our outstanding common stock. The issuance of additional shares of common stock could have the effect of delaying, deferring or preventing a change in control, even if such change in control would be beneficial to our stockholders.

     The terms of certain provisions of our Certificate of Incorporation and Bylaws may have the effect of discouraging a change in control. Such provisions include the requirement that all stockholder action must be effected at a duly called annual meeting or special meeting of the stockholders and the requirement that stockholders follow an advance notification procedure for stockholder business to be considered at any meeting of stockholders.

We  have  incurred  significant  amounts  of  debt.
--------------------------------------------------

     We have incurred significant amounts of debt to finance our operations. We have assumed $2.25 million of NetCel360's debt (the "Bridge Loan") which is repayable on December 31, 2001. This debt is secured by our assets in Malaysia. In addition, we have issued $4.56 million in principal amount of Series A Convertible Notes (the "Series A Notes") and $4.25 million of Series B Exchangeable Notes (the "Series B Notes"), all of which are repayable on June 30, 2003. Series B Notes are convertible, if not paid by February 15, 2002, into Series A Convertible Notes.

     Although we intend to discharge the Bridge Loan by causing it to be converted into our common stock, we believe it would be prudent for us to first obtain stockholder approval of the issuance of shares to discharge the Bridge Loan and of an amendment to our charter to increase the number of authorized shares. There can be no assurance that such approval will be obtained.

     The proceeds of the Series B Notes are being used to secure a standby letter of credit in favor of Gateway and may not be used for any other purpose. We have agreed with Gateway that the standby letter of credit will be terminated when all remaining payables due to Gateway in respect of our reseller arrangements have been repaid. Upon termination of the standby letter of credit, the holders of the Series B Notes are entitled to repaid in full.

     We have received an advance payment from Gateway in connection with our engagement as Gateway's exclusive provider of warranty support services for their products in the Asia-Pacific region. We believe these funds will provide operating capital until a rights offering to shareholders or fund raising from third party investors can be implemented in late 2001 or early 2002. There is, however, no assurance that we can raise significant additional capital in a rights offering to shareholders or fund raising from third party investors.

The  market  for  our  Common  Stock  may  be  illiquid.
-------------------------------------------------------

     The average daily volume of our registered common stock on the Nasdaq National Market System is currently generally less than 100,000 shares. There can be no assurance that volumes will increase to a consistently higher level or that holders of the shares will be able to sell their shares in a timely manner or at all.

We  may  not  be  able  to  maintain  our  listing  on  a  major  stock  market.
-------------------------------------------------------------------------------

     Although our common stock began trading on the Nasdaq National Market System on October 30, 2000, there is no assurance that we will continue to be listed on the Nasdaq National Market System. Our common stock is currently trading below $1.00 per share. We received a letter of delisting on July 24, 2001 for failing to maintain a trading price at or above $1.00 per share. We were granted an oral hearing on September 13, 2001 (the "Hearing") before a Nasdaq Listing Qualifications Panel (the "Panel") to appeal Nasdaq's determination, which was subsequently rescheduled by Nasdaq to September 28, 2001. Pending the Panel's decision, there will be a stay on the delisting of our Common Stock. On August 9, 2001, we received a letter from Nasdaq requesting that at the Hearing, we also address Nasdaq's determinations that (i) we failed to meet Nasdaq's minimum stockholders' equity and net tangible assets requirements, and (ii) our acquisition of substantially all of the assets of NetCel360 constitutes a reverse merger. We disagree with Nasdaq's determination that our acquisition of NetCel360 constitutes a reverse merger and have made submissions to Nasdaq refuting this determination. If the Panel determines that we are in violation of Nasdaq's rules, we will be required to submit a new listing application and meet all initial Nasdaq national market listing criteria. If we were required to reapply for Nasdaq national market listing as of today, we could not currently meet all of these listing requirements. While the listing of our stock does not have a direct effect on our operations, it has an effect on the perception of us among potential investors and can have an effect on our ability to raise additional funds.

Technology-related  companies  may  experience  volatility  in  stock  prices.
-----------------------------------------------------------------------------

     The stock market and especially the stock prices of technology companies have been very volatile. This volatility may not be related to the operating performance of the companies. The broad market volatility and industry volatility may reduce the price of our stock without regard to our operating performance. The market price of our stock could significantly decrease at any time due to this volatility. The uncertainty that results from such volatility can itself depress the market price of our stock.

Substantial  costs  of  any  securities  litigation  could  divert  our  limited
--------------------------------------------------------------------------------
resources.
---------

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We could become a target of similar securities litigation based upon the volatility of our stock in the marketplace. Litigation of this type could result in substantial costs and divert management's attention and resources.

Outstanding  convertible  preferred stock, convertible debt securities, warrants
--------------------------------------------------------------------------------
and  options  could  result  in  potential  dilution  and  an  adverse impact on
--------------------------------------------------------------------------------
additional  financing.
---------------------

     As of October 31, 2001, if all of our outstanding convertible debt, warrants and options were converted into common stock, and if all currently outstanding convertible preferred stock were converted in accordance with the anti-dilution features of those securities, we estimate that approximately 159 million shares of common stock would be outstanding. This amount includes the

Bridge Loan, Series A Notes, Series B Notes and warrants issued in connection with the Series B Notes, all of which are subject to stockholder approval before they may be exercised. In addition, we have proposed for stockholder approval a stock option/stock issuance plan under which we may issue a number of shares of common stock equal to 20% of the total shares of common stock outstanding at the time the calculation is made (including, on an as-converted basis, all convertible preferred stock, convertible debt securities, warrants, options and other convertible securities that are exercisable).

     To the extent that such convertible preferred stock, convertible debt, options and warrants are exercised, substantial dilution of the interests of our stockholders could result and the market price of the Common Stock may be materially adversely affected. For the life of the convertible preferred stock, convertible debt, warrants and options, the holders will have the opportunity to profit from a rise in the price of the Common Stock. The existence of the convertible preferred stock, convertible debt, warrants and options is likely to affect materially and adversely the terms on which we can obtain additional financing and the holders of the convertible preferred stock, convertible debt, warrants and options can be expected to exercise them at a time when we would otherwise, in all likelihood, be able to obtain additional capital by an offering of our unissued capital stock on terms more favorable to us than those provided by the convertible preferred stock, convertible debt, warrants and options.

Additional  shares  will  be  eligible  for  future  sale  in the public market.
-------------------------------------------------------------------------------

     Sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock. The shares of Common Stock offered hereby will be freely tradeable without restriction in the public market.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Shares offered hereunder by the Registering Shareholders. The offering is made to fulfill our contractual obligations to the Registering Shareholders to register certain shares held by the Registering Shareholders. However, certain of the shares of Common Stock offered hereby are issuable in the future upon the exercise of outstanding warrants. We will receive the exercise prices payable upon any exercise of the warrants. There can be no assurance that all or any part of the warrants will be exercised. If the warrants are exercised in total, the cash proceeds to us would be $1,087,000 which would be used for general ongoing working capital expenditures.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 31, 2001, by each of the security holders whose shares are being registered in this registration statement ("Registering Shareholders"). Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

     The information included below is based upon information provided by the Registering Shareholders. Because the Registering Shareholders may exercise their warrants and offer all, some or none of the Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Registering Shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.

     The information included below assumes that there will be no change to the conversion price of the Series 2-A Preferred. The holders of the Series 2-A Preferred will receive a lower conversion price resulting in more shares being issued if we obtain stockholder approval, and in certain circumstances when shares are issued, with respect to the Series A Notes, the Series B Notes and certain warrants.

                                S-3  "SELLING  SECURITY  HOLDERS"  (as  of  10/31/01)


                                                        Common Stock Beneficially Owned on October 31,
                                                         2001, Without Giving Effect to Anti-Dilution
                                                        Provisions of Series 1-A and 2-A Preferred Stock(1)
                                                        ---------------------------------------------------
Selling  Security  Holder
                                                           Before       Shares      After      Percent
      Name                                              Offering (I)  Offered (I)  Offering  After Offer
------------------------------------------------------  ------------  -----------  --------  ------------
Fidelity National Title Insurance Company (3), (4)           174,755       42,396   132,359            *
Stuart G. Gauld (3), (5)                                      27,671        8,479    19,192            *
William David O'Brien (3), (6)                                67,833        5,431    62,402            *
William J. O'Brien (3), (7)                                   46,496       42,396     4,100            *
Martin A. Cooper Defined Benefit Pension Plan (3), (8)        67,396       42,396    25,000            *
Reza and Mohammad Beshid, JTWROS (3), (9)                     26,438       25,438     1,000            *
Jorge and Lucille Ragde (3), (10)                             57,239       10,175    47,064            *
Jorge and Jennifer Ragde (3), (11)                               204          204         0            *
Ali R. Moghaddami (3), (12)                                    4,239        4,239         0            *
Mercantile Capital Partners I, L.P. (3), (13)                777,174      678,337    98,837            *
Stonehill Partners, L.P. (3), (14)                           169,584      169,584         0            *
PPM America Private Equity Fund, L.P. (3), (15)              135,221       44,516    90,705            *
MGN Opportunity Group LLC (3), (16)                           84,792       84,792         0            *
Oscar Investment Fund (3), (17)                              152,626      152,626         0            *
Oscar Opportunistic Offshore Fund Limited (3), (18)            1,358        1,358         0            *
Peconic Fund, Ltd. (3), (19)                                  42,396       42,396         0            *
Crestview Capital Fund, L.P. (3), (20)                       144,146      144,146         0            *
RLA 1993 Trust (3), (21)                                      33,917       33,917         0            *
The Mabinogi LLC (3), (22)                                    68,682       68,682         0            *
Bruce Nakfoor (3), (23)                                       84,792       84,792         0            *
Denmore Investments Ltd. (3), (24)                           194,772        2,056   192,716            *
Kave Khosrowshahi (3), (25)                                    4,239        4,239         0            *
Sandford Waddell (3), (26)                                    21,198       21,198         0            *
Diane Edelson(3), (27)                                         2,544        2,544         0            *
Jefferies & Company, Inc. (28).                              392,693       51,975   340,718         1.58%
Qwest Investment Company (29)                                715,151      600,000   115,151            *
Online Research Partners, LLC (30)                           150,000      150,000         0            *
Next Millenium Capital Holdings, LLC (31)                     23,990       23,990         0            *
Ira Terk (32)                                                 11,995       11,995         0            *
Double 12 Ltd. (33)                                          177,451       75,353   102,098            *
Millenium Depot (34)                                         171,921       75,353    96,568            *

                                                            Common Stock Beneficially Owned on October 31,
                                                            2001,  After  Giving  Effect  to  Anti-Dilution
                                                          Provisions of Series 1-A and 2-A Preferred Stock (2)
                                                        ---------------------------------------------------------

                                                            Before         Shares         After        Percent
      Name                                              Offering  (II)  Offered (II)  Offering (II)  After Offer
------------------------------------------------------  --------------  ------------  -------------  ------------
Fidelity National Title Insurance Company (3), (4)             687,313       203,771        483,542         2.20%
Stuart G. Gauld (3), (5)                                        59,944        40,752         19,192            *
William David O'Brien (3), (6)                                  67,833        67,833              0            *
William J. O'Brien (3), (7)                                    207,871       203,771          4,100            *
Martin A. Cooper Defined Benefit Pension Plan (3), (8)         228,771       203,771         25,000            *
Reza and Mohammad Beshid, JTWROS (3), (9)                       26,438        25,438          1,000            *
Jorge and Lucille Ragde (3), (10)                              128,882        48,903         79,980            *
Jorge and Jennifer Ragde (3), (11)                                 204           204              0            *
Ali R. Moghaddami (3), (12)                                     20,376        20,376              0            *
Mercantile Capital Partners I, L.P. (3), (13)                3,720,856     3,260,303        460,553         1.84%
Stonehill Partners, L.P. (3), (14)                             815,074       815,074              0            *
PPM America Private Equity Fund, L.P. (3), (15)                636,619       213,959        422,660         1.93%
MGN Opportunity Group LLC (3), (16)                             84,792        84,792              0            *
Oscar Investment Fund (3), (17)                                152,626       152,626              0            *
Oscar Opportunistic Offshore Fund Limited (3), (18)              1,358         1,358              0            *
Peconic Fund, Ltd. (3), (19)                                   203,771       203,771              0            *
Crestview Capital Fund, L.P. (3), (20)                         692,812       692,812              0            *
RLA 1993 Trust (3), (21)                                       163,014       163,014              0            *
The Mabinogi LLC (3), (22)                                     330,108       330,108              0            *
Bruce Nakfoor (3), (23)                                        407,537       407,537              0            *
Denmore Investments Ltd. (3), (24)                             624,017         9,880        614,137         2.81%
Kave Khosrowshahi (3), (25)                                     20,376        20,376              0            *
Sandford Waddell (3), (26)                                     101,884       101,884              0            *
Diane Edelson(3), (27)                                          12,226        12,226              0            *
Jefferies & Company, Inc. (28).                                855,707        51,975        803,732         3.63%
Qwest Investment Company (29)                                1,257,713       600,000        651,723         2.89%
Online Research Partners, LLC (30)                             150,000       150,000              0            *
Next Millenium Capital Holdings, LLC (31)                       23,990        23,990              0            *
Ira Terk (32)                                                   38,384        11,995         26,389            *
Double 12 Ltd. (33)                                            135,738        75,353         60,385            *
Millenium Depot (34)                                            96,568        75,353         21,215            *


*Less  than  1.0%


(I) As of 10/31/01, prior to shareholder approval of Series A, Series B, and Series B warrants.

(II) Assuming  shareholder  approval  of  Series  A,
     Series  B,  and  Series  B  conversion/exercise  provisions.
     Also assumes Series 2-A shares are converted at a 5.14:1 ratio (new original) under the anti-dilution provisions of those securities.

Note  A:  Anti-dilution  provisions  of  Series  2-A
          Investor Warrants provide for ratchet of exercise price, not the number of warrants or underlying shares.

(1) As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after September 30, 2001. Does not include anti-dilution effect of Series 1-A and Series 2-A Convertible Preferred Stock. See Note 2.

(2) As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after September 30, 2001. Includes the effect from the anti-dilution provisions of the Series 1-A and Series 2-A Convertible Preferred Stock, assuming Shareholder approval of conversion rights in outstanding Series A Convertible Notes, Series B Exchangeable Promissory Notes, and Series B Warrants.

(3) Each Investor Warrant has an exercise price of $6.41 and is exercisable until September 17, 2005. Upon shareholder approval (see Note 2), the anti-dilution provisions of the Series 2-A Investor Warrants will adjust the exercise price to approximately $1.25 per share.

(4) Includes 39,002 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred Stock and 3,394 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 95,959 shares of Series 1-A Preferred and 36,400 shares of Common Stock issued to Fidelity National Title Insurance Company of New York. Upon Shareholder approval (see Note
                                                                        ---
     2), the Series 2-A Preferred shares will be convertible into 200,377 shares of Common Stock and the Series 1-A Preferred shares will be convertible into 447,142 shares of Common Stock.

(5) Includes 7,800 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 679 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 19,192 shares of Common Stock. Upon Shareholder approval (see Note 2), the Series 2-A Preferred shares
                                   ---
     will  be  convertible  into  40,073  shares  of  Common  Stock.

(6) Includes 62,402 shares of Common Stock issued upon the conversion of the Series 2-A Preferred and 5,431 shares of Common Stock issuable upon the exercise of Investor Warrants. Mr. O'Brien is one of our former employees.

(7) Includes 39,002 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 3,394 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 4,100 shares of Common Stock. Upon Shareholder approval (see Note 2), the Series 2-A Preferred shares
                                   ---
     will  be  convertible  into  200,377  share  of  Common  Stock.

(8) Includes 39,002 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 3,394 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 25,000 shares of Common Stock. Upon Shareholder approval (see Note 2), the Series 2-A Preferred shares
                                   ---
     will  be  convertible  into  200,377  shares  of  Common  Stock.

(9) Includes 23,401 shares of Common Stock issued upon the conversion of the Series 2-A Preferred and 2,037 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 1,000 shares of Common Stock.

(10) Includes 9,360 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 815 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 8,994 shares of Series 1-A Preferred. Also includes 38,070 shares of Common Stock. Upon Shareholder approval (see Note 2), the Series 2-A Preferred shares will be convertible
                ---
     into 48,088 shares of Common Stock and the Series 1-A Preferred shares will be convertible into 41,910 shares of Common Stock.

(11) Includes 204 shares of Common Stock issuable upon the exercise of Investor Warrants. 2,340 shares of Series 2-A Preferred were converted and sold.

(12) Includes 3,900 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 339 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 20,037 shares of Common Stock.

(13) Includes 624,025 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 54,312 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 98,837 shares of Common Stock issuable upon the conversion of Series 1-A Convertible Preferred Stock of which 91,161 shares are held by Mercantile Equity Partners III, L.P., an affiliate of Mercantile Capital Partners I, L.P, and other affiliates of Mercantile Capital Partners I, L.P., 3,838 shares are held by Mercantile Companies Inc. Money Purchase Plan, and 3,838 shares are held by Michael Reinsdorf, a managing member of Mercantile Equity Partners, LLC. Upon Shareholder approval (see Note 2), the Series 2-A Preferred shares will be
                            ---
     convertible into 3,205,991 shares of Common Stock and the Series 1-A Preferred shares will be convertible into 460,553 shares of Common Stock.

(14) Includes 156,006 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 13,578 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2),
                                                                    ---
     those Series 2-A Preferred shares would have been convertible into 801,496 shares of Common Stock. 156,006 shares of Series 2-A Preferred were sold and converted into 156,006 shares of Common Stock in November 2001.

(15) Includes 40,952 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 3,564 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 90,705 shares of Common Stock issuable upon the conversion of Series 1-A Convertible Preferred Stock held by PPM America. Upon Shareholder approval (see Note 2), the Series 2-A
                                                     ---
     Preferred shares will be convertible into 210,395 shares of Common Stock and the Series 1-A Preferred shares will be convertible into 422,660 shares of Common Stock.

(16) Includes 78,003 shares of Common Stock issued upon the conversion of the Series 2-A Preferred and 6,789 shares of Common Stock issuable upon the exercise of Investor Warrants.

(17) Includes 140,406 shares of Common Stock issued upon the conversion of the Series 2-A Preferred and 12,220 shares of Common Stock issuable upon the exercise of Investor Warrants.

(18) Includes 1,358 shares of Common Stock issuable upon the exercise of Investor Warrants. 15,600 shares of Series 2-A Preferred were converted and sold.

(19) Includes 39,002 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 3,394 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 200,377 shares of Common Stock.

(20) Includes 132,605 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 11,541 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 681,271 shares of Common Stock.

(21) Includes 31,201 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 2,716 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 160,298 shares of Common Stock.

(22) Includes 63,183 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 5,499 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 324,609 shares of Common Stock

(23) Includes 78,003 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 6,789 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 400,748 shares of Common Stock

(24) Includes 1,891 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 165 shares of Common Stock issuable upon the exercise of Investor Warrants. Also includes 115,151 shares of Series 1-A Preferred and 77,565 shares of Common Stock held by Denmore and a principal of Denmore. Upon Shareholder approval (see Note 2), the Series 2-A
                                                 ---
     Preferred shares will be convertible into 9,715 shares of Common Stock and the Series 1-A Preferred shares will be convertible into 536,572 shares of Common Stock.

(25) Includes 3,900 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 339 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 20,037 shares of Common Stock.

(26) Includes 19,501 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 1,697 shares of Common Stock issuable upon the exercise of Investor Warrants. Mr. Waddell is our Chief Financial Officer. Upon Shareholder approval (see Note 2), the Series 2-A Preferred shares
                                   ---
     will  be  convertible  into  100,188  shares  of  Common  Stock.

(27) Includes 2,340 shares of Common Stock issuable upon the conversion of the Series 2-A Preferred and 204 shares of Common Stock issuable upon the exercise of Investor Warrants. Upon Shareholder approval (see Note 2), the
                                                                ---
     Series 2-A Preferred shares will be convertible into 12,022 shares of Common Stock.

(28) Includes 51,975 shares of Common Stock issuable upon exercise of a warrant with an exercise price of $6.69 which is exercisable until September 17, 2005. Also includes 140,718 shares of Common Stock issuable upon the conversion of the Series 1-A Convertible Preferred Stock. Jefferies & Company Inc. subsequently transferred certain of its shares of Series 1-A Preferred to Jefferies Employees Merchant Banking Fund LLC, Jefferies
     Investors II LLC, David Wachter, Susan Lacerra & Steven Tingey Jt. Ten, Mark Carmen & Allison Carmen Jt. Ten, Eddie Sugar, David K. J. Atkinson, George B. Rogers, Ezra Lightman and Richard Nevins & Sharon Nevins Jt Ten, William Q. Derrough and Thane W. Carlston, affiliates of Jefferies. Also included are 200,000 shares of Common Stock issuable upon exercise of a warrant with an exercise price of $0.10 which is exercisable until June 22, 2006. Upon Shareholder approval (see Note 2), the Series 1-A Preferred
                                          ---
     shares  will  be  convertible  into  655,707  shares  of  Common  Stock.

(29) Includes 600,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $5.00 per share with an expiration of January 26, 2003 and 115,151 shares of Common Stock. Qwest (formerly U.S. West, Inc.) is our former strategic partner.

(30) Includes 150,000 shares of Common Stock issuable upon the exercise of warrants at exercise prices ranging from $6.00 to $25.00 per share with an expiration of March 31, 2003. Online Research Partners, LLC provided financial consulting services to us.

(31) Includes 23,990 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $6.00 per share with an expiration of February 24, 2003. Next Millennium Capital Holdings, LLC was a consultant to us.

(32) Includes 11,995 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $6.00 per share with an expiration of February 24, 2003. Mr. Terk was a consultant to us.

(33) Includes 75,353 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.50 per share with an expiration date of May 10, 2005. Double 12 Ltd. was a consultant to us . Also includes 9,192 shares of Common Stock held by Kimberly Norton, a principal of Double 12 Ltd., and 92,906 warrants held by Octane Partners LLC, a consulting firm in which Ms. Norton is a member.

(34) Includes 75,353 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $2.50 per share with an expiration of May 10, 2005. Millennium Depot, LLC was a consultant to us. Also includes 38,384 shares of Common Stock held by Millennium Group Trust and 58,184 shares of Common Stock held by Pat J. DeMicco. Mr. DeMicco, a member of Millennium Depot LLC, is the trustee of Millennium Group Trust. Mr. DeMicco was one of our former employees.


                              PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of the Registering Shareholders. The Shares covered by this prospectus may be offered and sold by the Registering Shareholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Registering Shareholder or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, in the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer into the public market in any manner permitted by the Registering Shareholders under this prospectus; (c) ordinary brokerage transactions (which may include long or short sales) in which the broker solicits purchasers or executes unsolicited orders; (d) the writing
(sale) or settlement of non-traded put or call option contracts, and by means of the establishment or settlement of other hedging transactions, including forward sale transactions; (e) the pledging of the Shares as collateral to a broker/dealer or other pledgee to secure loans, credit or other financing arrangements or obligations and, upon any subsequent default, the disposition of the shares so pledged; and (f) any other legally available means. In addition, the Registering Shareholders may loan their shares to broker/dealers who are counterparties to hedging transactions and such broker/dealers may sell the Shares so borrowed into the public market.

     The Registering Shareholders may transfer the shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions.

     To the extent required with respect to a particular offer or sale of the shares, a prospectus supplement will be filed pursuant to Section 424(b)(3) of the Securities Act and will accompany this prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

     In connection with distributions of the Shares or otherwise, the Registering Shareholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with Registering Shareholders. To the extent permitted by applicable law, the Registering Shareholders also may sell the shares short and redeliver the shares to close out such short positions.

     The Registering Shareholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the Registering Shareholders that Regulation M, promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales by the Registering Shareholders in the market. The Registering Shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Registering Shareholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions.

     The Registering Shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by us in connection with the distribution of the Shares. There is no assurance, therefore, that the Registering Shareholders will sell any or all of the Shares.

     The  Shares  covered  by  this  prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

     We will not receive any proceeds from the sale of the Shares covered by this prospectus and have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Registering Shareholders, if any.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Common  Stock
-------------

     Our Certificate of Incorporation currently authorizes 105,000,000 shares, 100,000,000 of which is Common Stock with a par value of $0.01, and 5,000,000 of which is Preferred Stock with a par value of $0.01. We are requesting stockholder approval to:

          - an increase in the authorized number of shares of our common stock from 100,000,000 shares to 500,000,000 shares, without implementing a reverse stock split; or

          - effect a reverse split of our outstanding common stock at an exchange ratio of five-for-one and increase the authorized number of shares of our common stock from 100,000,000 shares to 200,000,000 shares; or

          - effect a reverse split of our outstanding common stock at an exchange ratio of ten-for-one and increase the authorized number of shares of our common stock from 100,000,000 shares to 200,000,000 shares; or

          - effect a reverse split of our outstanding common stock at an exchange ratio of ten-for-one with no increase in the authorized number of shares of our common stock; or

          - effect a reverse split of our outstanding common stock at an exchange ratio of fifteen-for-one with no increase in the authorized number of shares of our common stock.

     The  Preferred  Stock  is  divided into series.  The Series 1-A Convertible
Preferred Stock consists of 2,802,000 shares, and the Series 2-A Convertible Preferred Stock consists of 1,672,328 shares. Shares of Series 3-A Convertible Preferred Stock will be issuable upon conversion of our Series A Convertible Notes. As of October 31, 2001, there are issued and outstanding 21,275,388 shares of Common Stock, 1,703,741 shares of Series 1-A Convertible Preferred Stock and 1,330,675 shares of Series 2-A Convertible Preferred Stock, without giving effect to the exercise of warrants or options or the conversion of debt. There remain 1,465,584 shares of Preferred Stock which may be issued with rights, preferences and privileges to be designated by the board of directors.

     The holders of Common Stock, Series 1-A Convertible Preferred Stock, Series 2-A Convertible Preferred Stock and Series 3-A Convertible Preferred Stock are entitled to one vote for each share held of record (or, in the case of Preferred Stock, each share on Common Stock into which such shares may be converted) on each matter submitted to a vote of shareholders. Our charter documents do not provide for cumulative voting in the election of directors.

     Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, validly issued, fully paid and nonassessable.

     See "Our Corporate Charter Contains Anti-Takeover Provisions" under "RISK FACTORS."

Series  1-A  and  2-A  Preferred  Stock
---------------------------------------

     The information included below assumes that there will be no change to the conversion price of the Series 2-A Preferred. The holders of the Series 2-A Preferred will receive a lower conversion price resulting in more shares being issued if we obtain shareholder approval, and in certain circumstances when shares are issued, with respect to the Series A Notes, the Series B Notes and certain warrants.

     Each share of Series 1-A Convertible Preferred Stock and Series 2-A Convertible Preferred Stock is convertible into one share of common stock. The voting rights of the holders of the Series 1-A Convertible Preferred Stock and Series 2-A Convertible Preferred Stock are discussed above under "Common Stock."

     Holders of the Series 1-A Convertible Preferred Stock are entitled to noncumulative dividends, if declared by the Board of Directors, of $0.20 per share annually. Holders of the Series 2-A Convertible Preferred Stock are entitled to noncumulative dividends, if declared by the Board of Directors, of $0.51 cents per share annually.

     In the event of our liquidation or dissolution, the holders of the Series 1-A Convertible Preferred Stock shall be entitled to receive a preference amount for each outstanding share equal to $2.50 plus declared but unpaid dividends. In such event, the holders of the Series 2-A Convertible Preferred Stock shall be entitled to receive a preference amount for each outstanding share equal to $6.41 plus declared but unpaid dividends at the same time and with the same priority as the holders of the Series 1-A Convertible Preferred Stock.

Registration  Rights
--------------------

     We are obligated to register the shares of Common Stock underlying the Series 2-A Preferred and the warrants held by the holders of the Series 2-A Preferred. This registration statement is a result of our obligation to the holders of the Series 2-A Preferred.

     The holders of certain warrants have piggy-back rights on our registration of securities pursuant to which the holders of warrants have contractual rights to have us include shares of Common Stock issuable upon exercise of the warrants in a registration statement filed by us covering any of our securities.

                                MATERIAL CHANGES

     On October 24, 2001, we entered into a three-year support services agreement with Gateway Japan Inc. under which Vsource (CI) Ltd., our wholly-owned subsidiary, was appointed the exclusive provider of warranty support services for existing Gateway customers in the Asia-Pacific region. Under that agreement, which became effective November 1, 2001, we are responsible for providing technical support, field repair services, parts, logistics and customer care in Hong Kong, Malaysia, Singapore, Japan, Australia, New Zealand and other Asia-Pacific countries. Simultaneously, Vsource (CI) Ltd. entered into a mutual release and settlement agreement with Gateway Manufacturing Inc. in which the parties agreed to terminate the Reseller Agreement as of November 1, 2001, release each other from their respective obligations and liabilities under the Reseller Agreement and terminate the standby letter of credit supporting our obligations under the Reseller Agreement once all payables due to Gateway under the Reseller Agreement have been fully paid.

     On or about October 10, 2001, two lawsuits were filed against the Company by purported holders of Series 2-A Convertible Preferred Stock before the United States District Court for the Northern District of Illinois entitled Crestview
                                                                        --------
Capital Fund, LLP v. Vsource, Inc., Case No. 01 C 7833, and Abrahams v. Vsource,
----------------------------------                          --------------------
Inc.,  Case  No.  01  C  7831.  Both  lawsuits allege that the Company failed to
----
register the underlying common stock under the Securities Act of 1933, an obligation allegedly undertaken in connection with the original sale of those securities. Plaintiffs seek to recover at least $850,000 and $200,000, respectively, plus attorneys' fees and costs. A response to these complaints is not due until December 14, 2001. At this early stage of the proceedings, it is difficult to determine the outcome of this litigation or the range of a potential loss with any degree of certainty; however, the Company denies any and all liability and intends to vigorously defend against these charges.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The  documents  listed below are hereby incorporated by reference into this
Prospectus:

1.   Our  Report  on  Form  8-K  filed  March 20, 2001 (SEC File No. 000-30326);

2.   Our  Report  on  Form  8-K  filed  April  2, 2001 (SEC File No. 000-30326);

3. Our Annual Report on Form 10-KSB/A for the year ended January 31, 2001 (SEC File No. 000-30326);

4.   Our  Report  on  Form  8-K  filed  May  25,  2001 (SEC File No. 000-30326);

5. Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001 (SEC File No. 000-30326);

6.   Our  Report  on  Form  8-K  filed  June  27, 2001 (SEC File No. 000-30326);

7.   Our  Report  on  Form  8-K  filed  July  2,  2001 (SEC File No. 000-30326);

8. Our [Definitive] Proxy Statement filed August 24, 2001 (SEC File No. 000-30326);

9. Our Annual Report on Form 10-KSB/A for the year ended January 31, 2001 (SEC File No. 000-30326);

10.  Our  Report  on  Form  8-K  filed  July  13, 2001 (SEC File No. 000-30326);

11.  Our  Report  on  Form  8-K  filed  July  17, 2001 (SEC File No. 000-30326);

12.  Our  Report  on  Form  8-K/A  filed  July 20,2001 (SEC File No. 000-30326);

13.  Our  Report  on  Form  8-K  filed  August 3, 2001 (SEC File No. 000-30326);

14.  Our  Report  on  Form  8-K/A filed August 8, 2001 (SEC File No. 000-30326);

15.  Our  Report  on  Form  8-K  filed August 24, 2001 (SEC File No. 000-30326);

16. Our Report on Form 10-KSB/A for the year ended January 31, 2001 (SEC File No. 000-30326);

17.  Our  Report  on  Form  10Q/A  filed  on  September  26,  2001 (SEC File No.
     000-30326);

18. Our Report on Form 10/Q for the quarter ended July 31, 2001 (SEC File No. 000-30326);

19.  Our  Report  on Form 8-K filed September 28, 2001 (SEC File No. 000-30326).

20.  Our  Report  on  Form  8-K filed October 24, 2001 (SEC File No. 000-30326).

21.  Our  report  on  Form 8-K/A filed November 8,2001 (SEC File No. 000-30326).

     Shares of our Common Stock were registered under Section 12(g) of the Exchange Act pursuant to Amendment No. 4 to Form 10-SB Registration Statement filed December 15, 1999. The description of the Common Stock set forth in the Form 10-SB Registration Statement was amended upon our reincorporation in Delaware on November 8, 2000, as reported in our Report on Form 8-K filed on November 14, 2000. The current description is set forth herein under "DESCRIPTION OF SECURITIES TO BE REGISTERED."

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering shall be deemed incorporated by reference into this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus upon written or oral request at no cost to the requestor. Requests for such information should be delivered to:

                               Sandford T. Waddell
                             Chief Financial Officer
                                  Vsource, Inc.
                         5740 Ralston Street, Suite 110
                           Ventura, California  93003
                                 (805) 677-6720

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, NW, Washington D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the SEC's site is http:/www.sec.gov.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors, officers, employees and agents for breach of fiduciary duty of care, subject to certain limitations. Our certificate of incorporation provides that our directors and officers shall not be liable to us or our stockholders for monetary damages arising from a breach of fiduciary duty owed by such director or officer, as applicable, except for liability (1) for any breach of a director's or officer's duty of loyalty to us or our stockholders, (2) for intentional misconduct, fraud or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware or (3) for a transaction from which the officer or director derived an improper personal benefit. Our bylaws provide for the indemnification of our directors, officers, employees and agents to the extent permitted by the Delaware General Corporation Law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Following is our estimate of expenses of the offering, all of which shall be paid by us:

         Registration Fees                          $        5,381.47
         Printing Costs                             $       12,500.00
         Legal Fees and Costs                       $       60,000.00
         Accounting Fees and Costs                  $       34,500.00
         TOTAL                                      $      112,381.47

              ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors, officers, employees and agents for breach of fiduciary duty of care, subject to certain limitations. Our certificate of incorporation provides that our directors and officers shall not be liable to us or our stockholders for monetary damages arising from a breach of fiduciary duty owed by such director or officer, as applicable, except for liability (1) for any breach of a director's or officer's duty of loyalty to us or our stockholders, (2) for intentional misconduct, fraud or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware or (3) for a transaction from which the officer or director derived an improper personal benefit. Our bylaws provide for the indemnification of our directors, officers, employees and agents to the extent permitted by the Delaware General Corporation Law. Our directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Each holder of the Series 2-A Preferred has agreed to indemnify us from any liability for any untrue statement or any omission in this registration statement caused by the holder. We have agreed to indemnify each holder of Series 2-A Preferred from any liability for any untrue statement or omission in this registration statement, excluding any untrue statement or omission caused by the holder of the Series 2-A Preferred. If the indemnification provisions are held to be invalid, each holder and we have agreed to contribute payment to the other to cover any liability intended to be covered by the indemnification provisions.

                               ITEM 16.  EXHIBITS

EXHIBIT NO.                   DESCRIPTION
-----------                   -----------

4.1(*) Certificate of Designation of Series 2-A Convertible Preferred Stock incorporated herein by reference to Exhibit 4.1 to Registrant's Form 8-K for the period ended October 30, 2000 (SEC File No. 000-30326)

4.2(*) Form of Common Stock Purchase Warrant incorporated herein by reference to Exhibit 4.3 to Registrant's Form 8-K filed September 26, 2000 (SEC File No. 000-30326)

5.1         Opinion  of  McDermott,  Will  &  Emery

23.1        Consent  of  Independent  Auditor,  Grant  Thornton  LLP

23.2        Consent  of  Independent  Auditor,  Ernst  &  Young  LLP

______________
*     Previously  filed  with  Securities  and  Exchange  Commission.

                             ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The  undersigned  Registrant  hereby  undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on November 13, 2001.

                                              VSOURCE,  INC.



                                              By:  /s/  Phillip E. Kelly
                                                 ---------------------------
                                              Phillip  E.  Kelly
                                              Chief  Executive  Officer
                                              (Principal  Executive  Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                             Title                      Date
-------------------------  ---------------------------    ------------------

/s/  Phillip E. Kelly      Director, Co-Chairman of
------------------------   the Board and Chief
Phillip E. Kelly           Executive Officer              November 13, 2001


/s/ Steven Edelson         Director and Co-Chairman
------------------------   of the Board                   November 13, 2001
I. Steven Edelson          Director, Vice Chairman of


/s/ Dennis M. Smith        the Board and Chief
------------------------   Strategy Officer               November 13, 2001
Dennis M. Smith            Chief Financial Officer


/s/ Sandford T. Waddell    (Principal Accounting
------------------------   Officer)                       November 13, 2001
Sandford T. Waddell


/s/ Scott T. Behan         Director                       November 13, 2001
------------------------
Scott T. Behan


/s/ Robert N. Schwartz     Director                       November 13, 2001
------------------------
Robert N. Schwartz


/s/ Ramin Kamfar           Director                       November 13, 2001
------------------------
Ramin Kamfar


/s/ Nathaniel C.A.Kramer   Director                       November 13, 2001
------------------------
Nathaniel C. A. Kramer

                                INDEX TO EXHIBITS

EXHIBIT  NO.    DESCRIPTION                                                PAGE
------------    -----------                                                ----

4.1(*)          Certificate  of  Designation  of  Series  2-A
                Convertible  Preferred  Stock  incorporated
                herein  by  reference  to  Exhibit  4.1  to
                Registrant's  Form  8-K  for the period ended
                October  30,  2000  (SEC  File No. 000-30326). . . . . . . . .

4.2(*)          Form  of  Common  Stock  Purchase  Warrant
                incorporated  herein  by reference to Exhibit
                4.3  to Registrant's Form 8-K filed September
                26,  2000  (SEC  File  No.  000-30326). . . . . . . . . . . . .

5.1             Opinion  of  McDermott,  Will  &  Emery . . . . . . . . . . . .

23.1            Consent  of  Independent  Auditor,  Grant . . . . . . . . . . .
                Thornton  LLP

23.2            Consent of Independent Auditor, Ernst & Young
                LLP. . . . . . . . . .. . . . . . . . . . . . . . . . . . . . .

______________
*     Previously  filed  with  Securities  and  Exchange  Commission.